                                                                   EXHIBIT 10.10

October 3, 2003

Mr. Mark Schrandt

Dear Mark:

     It gives me great pleasure to offer you the position of Vice President of Engineering for Isilon Systems, Inc. ("Isilon" or the "Company"). We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing Isilon with the same extraordinary engineering leadership that you have demonstrated throughout your career. The Board of Directors, the existing Isilon team and I look forward to you joining the Company and helping us build Isilon into one of the most important companies driving the next generation of storage solutions.

     We understand and appreciate the nature of the commitment you are making to join Isilon, and we want you to do so with great confidence. You have the qualities that distinguish successful executives: leadership, high integrity, intelligence, action-oriented, and a desire to make a difference. We are extremely enthusiastic about your accepting this offer.

     The Company is pleased to offer you employment on the following terms:

POSITION

     You will become Vice President of Engineering of the Company, working out of the Company's headquarters office in Seattle, Washington. You will report to the President and Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

START DATE

     Subject to fulfillment of any condition imposed by this letter agreement, you will begin this new position with the Company at a mutually agreed upon date. The Company would like you to begin your employment at Isilon no later than November 17th, 2003, or earlier if possible.

PROOF OF RIGHT TO WORK

     This offer of employment is contingent upon you presenting, in accordance with applicable law, verification of your identity and your legal right to work in the United States. In the event that you do not possess, or are unable to obtain authorization to accept employment in the United States, our offer of employment is withdrawn.

COMPENSATION

     - BASE SALARY. You will be paid a monthly salary of $14,583.33, which is equivalent to $175,000 on an annual basis. Your salary will be payable in twenty-six equal payments, one payment every two weeks, pursuant to the Company's regular payroll policy and will be subject to applicable withholding taxes.

     - TRAVEL BUDGET. You will be granted a travel budget of up to $15,000 to cover travel expenses to and from Minnesota and Washington State for you and your family for the period from your Start Date until your family has relocated to Seattle. These expenses must be allowable expenses in line with the Company's Travel and Entertainment Policy. A copy of the Company's Travel and Entertainment Policy is enclosed for your review. Travel expenses for your family may be considered taxable income to you. To the extent it is taxable income, applicable payroll taxes will be withheld in accordance with IRS regulations.

     - HOUSING BUDGET. The company will cover rental costs for an apartment in the Queen Anne area of Seattle, WA up to a maximum of $2,000 per month. The housing allowance will begin the first month of your employment with the Company and will be paid through the month in which your family relocates to Seattle, or July 2004, whichever date is sooner.

     - RELOCATION BUDGET. The company will cover the cost of moving your household goods from Minnesota to Seattle, WA, not to exceed a mutually agreed upon budget amount.

STOCK OPTIONS

     - INITIAL OPTION GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 894,200 shares (approximately 1.25% of the fully-diluted shares) of the Company's Common Stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (which will be the date your full-time employment with the Company commences) and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total number of shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

     - EARLY EXERCISE PROVISION. In connection with the commencement of your employment, the Company will recommend that the Board of Directors offer you the option of exercising your "Initial Option Grant" and "Equity Bonus Grant", as described herein, within 45 days of your option grant being approved by the Company's Board of Directors. Should you choose this early exercise elective:

               - You will be required to pay the full cost of exercising your options, to the Company, within 45 days of your option grant being approved by the Company's Board of Directors.

               - Initially all of your exercised shares will be subject to being repurchased by the company should your employment with the company be terminated for any reason. On the twelve (12) month anniversary of your Vesting Commencement Date (which will be the date your full-lime employment with the company commences), 25% of your shares will be released from this repurchase agreement and the remaining shares will be released from this repurchase agreement at the rate of 1/48 of the total number of shares per month. Release of shares from this repurchase agreement will, of course, depend on your continued employment with the Company. Should the Company exercise its option to repurchase your shares, the Company will repurchase them a price equivalent to your original price per share.

               - The early exercise agreement will impose restrictions on unvested shares, including, but not limited to, limitations on transfer, voting privileges, and escrow of unvested shares.

     - EQUITY BONUS. Once your family has completed their relocation to Seattle, WA, the Company will recommend that the Board of Directors grant you an option to purchase 429,200 shares (approximately .6% of the current fully-diluted shares) of the Company's Common Stock, which shall be subject to the Plan. Such option will have an exercise price equal to the "Initial Option Grant" on the date of the approval of such grant by the Board and shall vest monthly over four years from your Start Date.

     - SUBSEQUENT OPTION GRANTS. At the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of such grant.

BENEFITS

     - INSURANCE BENEFITS. The Company will provide you with standard medical and dental insurance benefits according to Company policy.

     - VACATION. You will be entitled to vacation according to Company policy.

SEVERENCE BENEFITS

     If the company terminates your employment for any reason other than for Cause, or you resign all of your positions with the Company for Good Reason, you will be entitled to receive a continuation of your then current base or $87,500 on an annualized basis, whichever is higher, and reimbursement of COBRA payments for a period of six (6) months (the "Severance Period"), paid in accordance with the Company's normal payroll practices. To the extent that you receive cash compensation and/or obtain health benefits from another employer or pursuant to a consulting relationship during the Severance Period, payments hereunder shall be reduced by the amount of such cash compensation and, if applicable, reimbursement of health benefits will cease. You agree that you will notify the Company of your obtaining employment or a consulting agreement, and the terms thereof, during the Severance Period. You will not be entitled to any additional payments, salary, bonus or benefits in the event of termination for Cause.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

     Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Assignment Agreement"), prior to or on your Start Date.

AT-WILL EMPLOYMENT

     Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

REFERENCE CHECKS

     This offer of employment is contingent upon satisfactory reference checks, to be conducted by Isilon.

ACCEPTANCE

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Assignment Agreement, on or before Monday, October 6, 2002 at 12:00 pm PST.

     This letter, together with the Assignment Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                            [SIGNATURE PAGE FOLLOWS]

                                        Very truly yours,

                                        ISILON SYSTEMS, INC.


                                        By: /s/ Steve Goldman
                                            ------------------------------------
                                            Steve Goldman
                                            President and CEO


ACCEPTED AND AGREED:

MARK SCHRANDT


/s/ Mark Schrandt
-------------------------------------
Signature

3-Oct-03
Date

Enclosure A: Proprietary Information and Invention Assignment Agreement Enclosure B: Isilon Systems' Travel and Entertainment Policy